Exhibit 99.1

American Assets Trust, Inc. Reports First Quarter 2012 Financial Results

Company Release – 5/1/12

SAN DIEGO – American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its first quarter ended March 31, 2012.

Financial Results and Recent Developments

•	Funds From Operations of $0.31 per diluted share/unit for the three months ended March 31, 2012
•	Company increased 2012 annual guidance 4% to a range of $1.14 to $1.22 of FFO per share
•	Embassy Suites—Waikiki Beach WalkTM has best first quarter performance since 2006 with Revenue per Available Room increasing 11% compared to same period last year
•	$36.5 million acquisition of One Beach Street office property with approximately 97,000 square feet in San Francisco, California
•	Re-leased 2 of the 3 former Borders spaces, representing 86% of the combined Borders square footage, at an average cash-basis increase of 24%
•	Amended revolving credit facility to extend maturity date and decrease applicable interest rate, resulting in savings in excess of $0.01 of FFO per share on an annual basis

During the first quarter of 2012, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $18.0 million, or $0.31 per diluted share/unit. For the three months ended March 31, 2011, the Company generated FFO for common stockholders and unitholders of $9.8 million, or $0.21 per diluted share/unit, and FFO As Adjusted for common stockholders and unitholders of $12.8 million, or $0.28 per diluted share/unit. FFO As Adjusted reflects adjustments to FFO for nonoperational items directly related to the Company’s initial public offering (“IPO”) on January 19, 2011. Unitholders refers to holders of units of our operating partnership. The increase in FFO and FFO As Adjusted was largely due to additional operating income from office properties of $3.8 million, including non-same store properties, and additional operating income from our mixed-use property of $1.7 million.

Net income attributable to common stockholders was $1.9 million, or $0.05 per basic and diluted share, for the three months ended March 31, 2012, compared to net loss attributable to common stockholders of $(0.7) million, or $(0.02) per basic and diluted share, for the three months ended March 31, 2011. The increase in net income attributable to common stockholders was largely due to additional operating income from office properties and our mixed-use property, as noted above, and non-recurring IPO related costs incurred during the three months ended March 31, 2011.

FFO and FFO As Adjusted are non-GAAP supplemental earnings measures which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO and FFO As Adjusted to net income are attached to this press release.

Portfolio Results

The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2012	December 31, 2011	March 31, 2011
Total Portfolio
Retail	94.8%	95.0%	94.3%
Office	94.7%	94.4%	94.9%
Multifamily	88.4%	91.8%	92.1%
Mixed-Use:
Retail	98.8%	99.2%	97.8%
Hotel	92.2%	88.4%	87.6%

Same-Store Portfolio
Retail	94.5%	94.8%	94.0%
Office	96.8%	97.1%	96.0%
Multifamily	88.4%	91.8%	92.1%

During the first quarter of 2012, the Company signed 32 leases for approximately 95,900 square feet of retail and office space, as well as 168 multifamily apartment leases. Renewals accounted for 76.9% of the comparable retail leases, 53.8% of the comparable office leases and 61.9% of the residential leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 27,115 square feet of retail space at an average cash-basis contractual rent decrease of 4.9% during the first quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $43.83 per square foot, compared to an average contractual rent of $46.10 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 4.0% for the first quarter of 2012.

Office

On a comparable space basis, the Company leased 52,132 square feet of office space at an average cash-basis contractual rent decrease of 12.8% during the first quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $30.26 per square foot, compared to an average contractual rent of $34.69 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable office space decreased 2.6% for the first quarter of 2012.

Multifamily

At March 31, 2012, the average monthly base rent per leased unit was $1,390 compared to an average monthly base rent per leased unit of $1,404 at December 31, 2011 and $1,318 at March 31, 2011.

Mixed-Use

Embassy Suites—Waikiki Beach Walk™ outperformed expectations for the quarter with revenue of $8.2 million and net operating income of $2.3 million for the three months ended March 31, 2012, which was the best first quarter performance since the hotel opened in 2006. Revenue per available room, or RevPAR, increased 11% compared to the same period last year. RevPar was $228 for the three months ended March 31, 2012, $202 for the three months ended December 31, 2011, and $205 for the three months ended March 31, 2011. Occupancy and Average Daily Rate also increased over 5% compared to same period last year.

Same-Store Net Operating Income

For the three months ended March 31, 2012, same-store net operating income decreased approximately 4.4%, on a GAAP basis, compared to the three months ended March 31, 2011. The same-store net operating income by segment was as follows (in thousands):

	Three Months Ended March 31,
	2012	2011	Change
Retail	$14,229	$14,575	(2.4)%
Office	7,200	8,036	(10.4)
Multifamily	2,228	2,132	4.5
Mixed-Use	—	—	—

	$23,657	$24,743	(4.4)%

The decrease in same-store retail net operating income primarily reflects a decrease in rental revenue resulting from the closure of Borders at three properties and increased property taxes. This decrease was offset by increased rental revenue related to the increase in the average percentage leased and additional cost reimbursements. The Company has already re-leased two of the three former Borders spaces, representing 86% of the space previously occupied by Borders, at an average cash-basis contractual rent increase of 24% for the first year of the new leases compared to the last year of the Borders leases. The Company anticipates that the former Borders space at Del Monte Center will also be re-leased at increased rent.

Same-store office net operating income decreased primarily due to rental revenue rolldown on the salesforce.com lease at The Landmark at One Market and vacancy at 160 King Street on the former DLA Piper space, for which Ancestry.com and another tenant will take possession of the full space in the second quarter of 2012.

Same-store multifamily net operating income increased primarily due to higher rents per unit and a slight increase in the average percentage leased during the period compared to the three months ended March 31, 2011.

In the table above, same-store property operating income excludes income from First & Main, which was acquired in March 2011, Lloyd District Portfolio, which was acquired in July 2011, One Beach Street, which was acquired in January 2012 and Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk, as these three properties represented noncontrolled properties that were not consolidated until our IPO in January 2011.

Acquisitions

The Company completed the acquisition of One Beach Street on January 24, 2012 for a purchase price of approximately $36.5 million, which was paid with cash on hand. One Beach Street is a 3-story, approximately 97,000 square foot fully renovated historic office building located along the Embarcadero in San Francisco’s North Waterfront District. One Beach Street’s location provides tenants on each floor with stunning views of the San Francisco Bay, Alcatraz and the boat marina at Pier 39, and is within walking distance to numerous restaurants, shops and entertainment. One Beach Street offers tenants convenient regional access via the Embarcadero to nearby Interstate 80 and U.S. Highway 101 and numerous public transportation options. One Beach Street is 100% leased to three widely recognized tenants.

Financings

On March 29, 2012, a wholly-owned subsidiary of the Company’s operating partnership closed a seven-year, $21.9 million non-recourse mortgage loan secured by One Beach Street. PNC Bank, National Association, provided the financing, which carries a fixed interest rate per annum of 3.94% and is interest only. The Company’s operating partnership has provided a non-recourse carve-out guaranty and environmental indemnity. Proceeds of the loan will be used for general corporate purposes, including working capital and future acquisitions.

On January 10, 2012, the Company amended its revolving credit facility. The revolving credit facility, arranged by Bank of America, N.A., was amended to, among other things, (1) extend the maturity date to January 10, 2016 (with a one-year extension option), (2) decrease the applicable interest rates (by 90 to 130 basis points, depending upon the consolidated leverage ratio) and (3) modify certain financial covenants contained therein. Under the amended credit facility, the annual utilization fees were reduced, which combined with lower amortization of debt issuance costs, will result in savings in excess of $0.01 of FFO per share on an annual basis.

Balance Sheet and Liquidity

As of March 31, 2012, the Company had gross real estate assets of $1.7 billion and liquidity of $339.9 million, comprised of cash and cash equivalents of $100.7 million, marketable securities of $26.3 million and approximately $212.9 million of availability on its line of credit.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the first quarter of 2012. The dividends were declared on February 24, 2012 to holders of record on March 15, 2012 and were paid on March 30, 2012.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending June 30, 2012. The dividend will be paid on June 29, 2012 to stockholders of record on June 15, 2012.

2012 Guidance

The Company increased its guidance for full year 2012 FFO per diluted share from the prior range of $1.09 to $1.17 to an increased range of $1.14 to $1.22 per share, which represents a 4% increase at the midpoint. The Company’s guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company’s actual results may differ materially from these estimates.

Conference Call

The Company will hold a conference call to discuss the results for the first quarter 2012 on Wednesday, May 2, 2012 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-800-573-4752 and use the pass code 22941257. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, May 2, 2012 through Wednesday, May 16, 2012. To access the replay, dial 1-888-286-8010 and use the pass code 12198511. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2012 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,696,044	$1,659,106
Construction in progress	4,786	3,495
Held for development	25,354	24,675

	1,726,184	1,687,276
Accumulated depreciation	(245,717)	(234,595)

Net real estate	1,480,467	1,452,681
Cash and cash equivalents	100,652	112,723
Restricted cash	10,179	9,216
Marketable securities	26,326	28,235
Accounts receivable, net	5,313	6,847
Deferred rent receivables, net	25,073	23,294
Other assets, net	74,461	76,285

Total assets	$1,722,471	$1,709,281

Liabilities and equity
Liabilities:
Secured notes payable	$964,942	$943,479
Accounts payable and accrued expenses	25,922	25,476
Security deposits payable	4,801	4,790
Other liabilities and deferred credits	55,621	55,808

Total liabilities	1,051,286	1,029,553

Commitments and contingencies

Equity:
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 shares authorized, 39,284,593 and 39,283,796 shares outstanding at March 31, 2012 and December 31, 2011, respectively	393	393
Additional paid-in capital	654,344	653,645
Accumulated dividends in excess of net income	(34,269)	(28,007)

Total American Assets Trust, Inc. stockholders’ equity	620,468	626,031

Noncontrolling interests	50,717	53,697

Total equity	671,185	679,728

Total liabilities and equity	$1,722,471	$1,709,281

American Assets Trust, Inc.

Unaudited Consolidated Statements of Operations

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2012	2011
Revenue:
Rental income	$54,320	$44,966
Other property income	2,718	1,917

Total revenue	57,038	46,883

Expenses:
Rental expenses	15,243	12,211
Real estate taxes	5,444	3,958
General and administrative	3,765	3,186
Depreciation and amortization	15,253	12,155

Total operating expenses	39,705	31,510

Operating income	17,333	15,373
Interest expense	(14,356)	(12,991)
Early extinguishment of debt	—	(25,867)
Loan transfer and consent fees	—	(9,019)
Gain on acquisition	—	46,371
Other income (expense), net	(106)	(602)

Income from continuing operations	2,871	13,265
Discontinued operations
Results from discontinued operations	—	331

Net income	2,871	13,596
Net income attributable to restricted shares	(132)	(86)
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	2,458
Net income attributable to Predecessor’s controlled owners’ equity	—	(16,995)
Net (income) loss attributable to unitholders in the Operating Partnership	(883)	329

Net income (loss) attributable to American Assets Trust, Inc. stockholders	$1,856	$(698)

Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.05	$(0.03)
Basic net income from discontinued operations attributable to common stockholders per share	—	0.01

Basic net income (loss) attributable to common stockholders per share	$0.05	$(0.02)

Weighted average shares of common stock outstanding—basic	38,657,170	30,924,067

Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.05	$(0.03)
Diluted net income from discontinued operations attributable to common stockholders per share	—	0.01

Diluted net income (loss) attributable to common stockholders per share	$0.05	$(0.02)

Weighted average shares of common stock outstanding—diluted	57,053,259	30,924,067

Dividends declared per common share	$0.21	$0.17

Reconciliation of Net Income to Funds From Operations and Funds From Operations As Adjusted

The Company’s FFO attributable to common stockholders and operating partnership unitholders, FFO As Adjusted available to common stockholders and operating partnership unitholders and a reconciliation of both to net income is as follows (in thousands except shares and per share data):

	Three Months Ended March 31,
	2012	2011
Funds From Operations (FFO)
Net income	$2,871	$13,596
Depreciation and amortization of real estate assets	15,253	12,490
Depreciation and amortization on unconsolidated real estate joint ventures (pro rata)	—	688

FFO, as defined by NAREIT	18,124	26,774
Less: FFO attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(16,973)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(50)

FFO attributable to common stock and units	$18,035	$9,751

FFO per diluted share/unit	$0.31	$0.21

Weighted average number of common shares and units, diluted	57,258,935	45,734,618

FFO As Adjusted
FFO	$18,124	$26,774
Early extinguishment of debt	—	25,867
Loan transfer and consent fees	—	9,019
Gain on acquisition of controlling interests	—	(46,371)

FFO As Adjusted	18,124	15,289
Less: FFO As Adjusted attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(2,462)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(50)

FFO As Adjusted attributable to common stock and units	$18,035	$12,777

FFO As Adjusted per diluted share/unit	$0.31	$0.28

Weighted average number of common shares and units, diluted	57,258,935	45,734,618

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO As Adjusted, which represents FFO adjusted for certain identified items.

FFO and FFO As Adjusted are supplemental non-GAAP financial measures. Management uses FFO and FFO As Adjusted as supplemental performance measures because it believes that FFO and FFO As Adjusted are beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. FFO As Adjusted reflects certain additional adjustments for items that management believes do not reflect the operational performance of the Company’s properties. Accordingly, FFO and FFO As Adjusted should be considered only as supplements to net income as measures of the Company’s performance. FFO and FFO As Adjusted should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or service indebtedness. FFO and FFO As Adjusted also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

The Company is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon and Hawaii. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.3 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company succeeded to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607